UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2016

NOTIS GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd., Ste 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Promissory Note Financing

The Company entered into a Note Purchase Agreement, effective as of March 14, 2016 (the “Effective Date”), by and between the Company and an Investor (the “March 15 Investor”). The March 15 Investor purchased and the Company issued and sold a promissory note in the original principal amount of $140,000 (the “First Promissory Note”). Upon satisfaction of certain conditions set forth in the Note Purchase Agreement, the Company will issue and sell a second promissory note in the original principal amount of $137,500 (the “Second Promissory Note”). Each Promissory Note matures six (6) months after the date of Issuance.

The First Promissory Note carries an original issue discount of $12,500 (the “First Promissory Note OID”). In addition, Company agreed to pay $5,000 towards the March 15 Investor’s legal fees incurred in connection with the purchase and sale of the First Promissory Note and the Second Promissory Note, $2,500 of which was paid to the March 15 Investor prior to the Effective Date and $2,500 of which amount (the “Carried Transaction Expense Amount”) is included in the initial principal balance of the First Promissory Note. The purchase price of the First Promissory Note was $125,000, computed as follows: $140,000 initial principal balance, less the First Promissory Note OID, less the Carried Transaction Expense Amount.

The Second Promissory Note also carries an original issue discount of $12,500 (the “Second Promissory Note OID”). The purchase price of the Second Promissory Note shall be $125,000, computed as follows: $137,500 initial principal balance, less the Second Promissory Note OID (the “Second Promissory Note Purchase Price”).

On March 15, 2016, the Company issued and sold the First Promissory Note to the March 15 Investor.

Upon satisfaction of the terms (the “Mandatory Second Promissory Note Conditions”), the Company shall issue and sell the Second Promissory Note to the March 15 Investor. The Mandatory Second Promissory Note Conditions means that each of the following conditions has been satisfied on or before the date that is ninety (90) days from the Effective Date: (i) the Share Reserve (as defined in the First Promissory Note) for the First Promissory Note shall have been established; (ii) no Event of Default (as defined in the First Promissory Note) shall have occurred under the First Promissory Note; (iii) the median daily dollar volume of the Common Stock on its principal market for the nineteen (19) Trading Days (as defined in the First Promissory Note) immediately preceding the Share Reserve Date is greater than $75,000 per Trading Day; and (iv) the Company has notified Investor in writing that it has elected to require that Investor pay the Second Promissory Note Purchase Price. If the Mandatory Second Promissory Note Conditions are not satisfied as of the date that is ninety (90) days from the Effective Date, then the March 15 Investor shall not be obligated to pay the Second Promissory Note Purchase Price and the Second Promissory Note shall not be considered a valid, binding, or enforceable obligation of the Company, and, thereafter, the Second Promissory Note shall only be issued and the Second Promissory Note Purchase Price will only be payable upon the mutual written agreement of Company and the March 15 Investor.

The First Promissory Note and/or the Second Promissory Note may be prepaid at any time by the Company in the sole discretion of the Company at a 25% premium to the outstanding balance under the applicable Promissory Note.

In the event that the First Promissory Note and/or the Second Promissory Note is not paid in full on or before maturity by the Company, then the March 15 Investor shall have the right at any time thereafter until such time as the First Promissory Note and/or the Second Promissory Note is paid in full, at the March 15 Investor’s election, to convert (each instance of conversion being a “Conversion”) all or any part of the outstanding balance into shares (“Conversion Shares”) of fully paid and non-assessable Common Stock of the Company as per the following conversion formula: the number of Conversion Shares equals the amount being converted divided by 50% multiplied by the lowest daily volume weighted average price of the Common Stock in the twenty (20) Trading Days immediately preceding the applicable Conversion.

At any time and from time to time after the March 15 Investor becoming aware of the occurrence of any event of default, the March 15 Investor may accelerate the First Promissory Note and/or the Second Promissory by written notice to the Company, with the outstanding balance of the respective Note becoming immediately due and payable in cash at 125% of the outstanding balance.

The foregoing summary description of the Note Purchase Agreement, the First Promissory Note and the Second Promissory Note does not purport to be complete and is qualified in its entirety by reference to the full text of the documents, or forms thereof, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Note Purchase Agreement

10.2	First Promissory Note

10.3	Form of Second Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOTIS GLOBAL, INC.

Dated: March 22, 2016	By:	/s/ Jeffrey Goh
		Name:	Jeffrey Goh
		Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Note Purchase Agreement

10.2	First Promissory Note

10.3	Form of Second Promissory Note